Exhibit 99.5

JBG SMITH Properties

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma combined financial statements by applying pro forma adjustments to the historical combined financial statements to reflect the spin-off on July 17, 2017 of the Vornado Included Assets from Vornado, referred to as the separation, and the acquisition on July 18, 2017 of the JBG Included Assets and JBG Operating Partners, referred to as the combination, as described elsewhere in this prospectus. The unaudited pro forma combined balance sheet gives effect to the transaction as if it had occurred on June 30, 2017. The unaudited pro forma combined statements of operations give effect to the transaction as if it had occurred on January 1, 2016. All significant pro forma adjustments and underlying assumptions are described in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma adjustments include the following:

•      The contribution from Vornado to JBG SMITH of the assets and liabilities that comprise the Vornado Included Assets’ business;

•      The acquisition of the JBG Included Assets and JBG Operating Partners;

•      The issuance of 94.7 million JBG SMITH common shares to Vornado’s common shareholders and the distribution of 5.8 million JBG SMITH LP OP Units to VRLP unit holders in connection with the separation and distribution.  In the distribution, holders of Vornado common shares and VRLP common limited partnership units received one common share of JBG SMITH or one JBG SMITH LP OP Unit, as applicable, for every two Vornado common shares or VRLP common limited partnership units of VRLP held by them;

•      The issuance of 23.3 million JBG SMITH common shares and the distribution of 13.9 million JBG SMITH LP OP Units to JBG designees in connection with the combination;

As of the completion of the separation and the combination there were 118.0 million JBG SMITH common shares outstanding and 19.7 million JBG SMITH LP OP Units outstanding that were owned by parties other than JBG SMITH; and

•      The execution of our $1.4 billion credit agreement and draw downs on the facility.

The accompanying unaudited pro forma combined financial statements do not give effect to the potential impact of cost savings that may result from the transactions described above or items that will not have a recurring impact. While Vornado is providing JBG SMITH with certain information technology, financial reporting, and payroll services on a transitional basis pursuant to a Transition Services Agreement, a significant portion of these services are less than one year in duration. Accordingly, the accompanying unaudited pro forma combined financial statements do not give effect to the Transition Services Agreement with Vornado.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or financial results that would have actually been reported had the transaction occurred on January 1, 2016 or June 30, 2017, as applicable, nor are they indicative of our future financial position or financial results. The differences that may occur between the preliminary estimates and the final acquisition accounting could have a material impact on the unaudited pro forma combined financial statements, including the impact on pro forma amortization of intangible assets and depreciation of property, plant and equipment.

The unaudited pro forma combined financial statements include the results of the carve-out of the Vornado Included Assets from the financial information of Vornado. The historical financial results of the Vornado Included

Assets reflect charges for certain corporate expenses which include costs related to human resources, security, payroll and benefits, legal, corporate communications, and information services. Costs of the services that were allocated or charged to the Vornado Included Assets were based on either actual costs incurred or a proportion of costs estimated to be applicable to the Vornado Included Assets based on a number of factors, most significantly, the Vornado Included Assets’ percentage of Vornado’s revenue. The unaudited pro forma financial statements are based on available information and various assumptions that management believes to be reasonable. These allocated amounts are included as a component of general and administrative expenses on the combined statement of operations and do not necessarily reflect what actual costs would have been if the Vornado Included Assets was a separate standalone public company. Actual costs may be materially different.

We considered the guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, and determined that the Vornado Included Assets is the accounting acquirer and all of its assets, liabilities and results of operations are recorded at their historical carryover basis. Our conclusion is supported by the following considerations: (i) Vornado common shareholders hold a significant majority of the JBG SMITH common shares and the voting rights attendant thereto; (ii) the fair value of the Vornado Included Assets is significantly greater than that of the JBG Included Assets (including JBG Operating Partners); and (iii) while the board of trustees includes six trustees designated by Vornado and six trustees designated by JBG, the Vornado common shareholders hold majority voting rights by virtue of their ownership interest in JBG SMITH common shares, with the ability to determine the outcome of elections for the board of trustees occurring beginning in 2018 (with the full board of trustees subject to reelection within three years) and the outcome of the vote on other matters that require shareholder approval.

The unaudited pro forma combined financial statements also include the effect of the acquisition by JBG SMITH of the JBG Included Assets and JBG Operating Partners, which is accounted for under the acquisition method of accounting and recognized at the estimated fair value of the assets acquired and liabilities assumed on the date of such acquisition in accordance with ASC 805.

The unaudited pro forma combined financial statements should be read in conjunction with the combined financial statements and related notes thereto contained elsewhere in this prospectus.

JBG SMITH Properties

PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2017

(unaudited and dollar amount in thousands)

			JBG Included Assets
	JBG SMITH Properties (A)	Vornado Included Assets (B)	Acquisition of JBG Operating Partners (C)	Acquisition of JBG Consolidated Assets and Unconsolidated Real Estate Ventures (C)	Elimination Pro Forma Adjustments (D)	Other Pro Forma Adjustments (E)	JBG SMITH Properties Pro Forma

ASSETS
Real estate, at cost:
Land and improvements	$—	$930,001	$—	$353,257	$—	$—	$1,283,258
Building and improvements	—	3,028,517	—	630,808	—	—	3,659,325
Construction in progress	—	212,795	—	625,618	—	—	838,413
Leasehold improvements and equipment	—	—	11,220	—	—	—	11,220

Total	—	4,171,313	11,220	1,609,683	—	—	5,792,216

Less accumulated depreciation and amortization	—	(959,352)	—	—	—	—	(959,352)
Real estate, net	—	3,211,961	11,220	1,609,683	—	—	4,832,864

Cash and cash equivalents	1	280,613	(972)	100,373	—	129,967	509,982
Restricted cash	—	3,735	—	16,115	—	—	19,850
Tenant and other receivables, net	—	28,232	6,526	1,033	(2,291)	—	33,500
Deferred rent receivable, net	—	143,395	—	—	—	—	143,395
Investments in unconsolidated real estate ventures	—	45,476	24	229,900	—	—	275,400
Receivable from Vornado Realty Trust	—	76,738	—	—		(76,738)	—
Other assets, net	—	119,795	55,957	136,426	—	11,043	323,221
	$1	$3,909,945	$72,755	$2,093,530	$(2,291)	$64,272	$6,138,212

LIABILITIES AND EQUITY
Mortgages payable, net	$—	$1,376,077	$—	$768,357	$—	$(43,500)	$2,100,934
Revolving credit facility	—	—	—	—	—	115,751	115,751
Unsecured term loan	—	—	—	—	—	50,000	50,000
Payable to Vornado Realty Trust	—	289,904	—	—	—	(289,904)	—
Accounts payable and accrued expenses	—	31,779	11,687	32,303	(2,291)	5,608	79,086
Other liabilities, net	—	50,045	1,675	17,413	—	—	69,133

Total liabilities	—	1,747,805	13,362	818,073	(2,291)	(162,045)	2,414,904
Commitments and contingencies
Shareholders’ equity	1	2,161,845	59,393	1,270,354	—	(227,765)	3,263,828
Noncontrolling interests in consolidated subsidiaries	—	295	—	5,103	—	—	5,398
Noncontrolling interests JBG SMITH LP	—	—	—	—	—	454,082	454,082
Total equity	1	2,162,140	59,393	1,275,457	—	226,317	3,723,308

	$1	$3,909,945	$72,755	$2,093,530	$(2,291)	$64,272	$6,138,212

JBG SMITH Properties

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2017

(unaudited and dollar amount in thousands)

			JBG included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)	JBG SMITH Properties Pro Forma

REVENUES:
Property rentals	$—	$199,771	$—	$37,368	$—	$—	$—	$237,139
Tenant reimbursements	—	17,667	—	3,613	—	—	—	21,280
Third-party real estate services	—	9,923	32,646	—	—	(1,247)	—	41,322
Other income	—	6,931	13,758	456	—	—	—	21,145

Total Revenue	—	234,292	46,404	41,437	—	(1,247)	—	320,886

EXPENSES:
Depreciation and amortization	—	65,775	4,829	18,090	—	—	—	88,694
Property operating	—	56,466	13,758	12,558	—	(1,247)	—	81,535
Real estate taxes	—	30,754	—	5,610	—	—	—	36,364
General and administrative	—	25,398	32,966	—	—	—	18,151	76,515
Transaction and other costs	—	11,078	—	—	—	—	(11,078)	—

Total Expenses	—	189,471	51,553	36,258	—	(1,247)	7,073	283,108

Operating Income (Loss)	—	44,821	(5,149)	5,179	—	—	(7,073)	37,778

Income (loss) from unconsolidated real estate ventures	—	314	—	—	(4,424)	—	—	(4,110)
Interest and other income, net	—	1,745	—	154	—	—	(1,675)	224
Interest expense	—	(28,504)	—	(11,129)	—	—	(1,075)	(40,708)

Income (Loss) Before Income Tax Expense	—	18,376	(5,149)	(5,796)	(4,424)	—	(9,823)	(6,816)

Income tax expense	—	(717)	(2,532)	—	—	—	—	(3,249)

Net Income (Loss)	—	17,659	(7,681)	(5,796)	(4,424)	—	(9,823)	(10,065)
Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	—	—	—	(1,228)	(1,228)
Net Income (Loss) Attributable to JBG Smith Properties	$—	$17,659	$(7,681)	(5,796)	$(4,424)	$—	$(8,595)	$(8,837)

Weighted average shares outstanding - basic and diluted								118,049
Earnings per share - basic and diluted								$(0.07)

JBG SMITH Properties

PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(unaudited and dollar amount in thousands)

			JBG included Assets
	JBG SMITH Properties (AA)	Vornado Included Assets (BB)	Acquisition of JBG Operating Partners (CC)	Acquisition of JBG Consolidated Assets (DD)	Acquisition of JBG Unconsolidated Real Estate Ventures (EE)	Elimination Pro Forma Adjustments (FF)	Other Pro Forma Adjustments (GG)	JBG SMITH Properties Pro Forma
REVENUES:
Property rentals	$—	$401,577	$—	$75,821	$—	$—	$—	$477,398
Tenant expense reimbursements	—	38,291	—	6,146	—	—	—	44,437
Third-party real estate services	—	25,458	70,040	—	—	(2,799)	(2,038)	90,661
Other income	—	13,193	28,988	965	—	—	—	43,146

Total Revenue	—	478,519	99,028	82,932	—	(2,799)	(2,038)	655,642

EXPENSES:
Depreciation and amortization	—	133,343	9,657	40,394	—	—	—	183,394
Property operating and reimbursement from managed properties	—	117,708	28,988	25,883	—	(2,799)	—	169,780
Real estate taxes	—	57,784	—	10,573	—	—	—	68,357
General and administrative	—	50,416	70,677	—	—	—	35,934	157,027
Transaction and other costs	—	6,476	—	—	—	—	(6,476)	—

Total Expenses	—	365,727	109,322	76,850	—	(2,799)	29,458	578,558

Operating Income (Loss)	—	112,792	(10,294)	6,082	—	—	(31,496)	77,084

Loss from unconsolidated real estate ventures	—	(1,242)	—	—	(18,165)	—	—	(19,407)
Interest and other income, net	—	3,287	(9)	430	—	—	(3,290)	418
Interest expense	—	(51,781)	—	(22,496)	—	—	(4,292)	(78,569)

Income (Loss) before Income Tax Expense	—	63,056	(10,303)	(15,984)	(18,165)	—	(39,078)	(20,474)

Income tax expense	—	(1,083)	(5,335)	—	—	—	—	(6,418)

Net Income (Loss)	—	61,973	(15,638)	(15,984)	(18,165)	—	(39,078)	(26,892)
Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—	—	—	—	(3,280)	(3,280)
Net Income (Loss) Attributable to JBG Smith Properties	$—	$61,973	$(15,638)	(15,984)	$(18,165)	$—	$(35,798)	$(23,612)

Weighted average shares outstanding - basic and diluted								118,049
Earnings per share - basic and diluted								$(0.20)

Notes to Pro Forma Combined Financial Statements (unaudited)

1.                                      Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments to the unaudited pro forma combined balance sheet as of June 30, 2017 are as follows (dollar amounts in thousands, except per share and OP Unit amounts):

(A)                               Represents JBG SMITH, the Maryland real estate investment trust that was formed on October 27, 2016, and is the ultimate parent entity upon the completion of the transaction on July 18, 2017. Prior to June 30, 2017, JBG SMITH had no corporate activity since its formation other than the issuance of 1,000 common shares of beneficial interest ($0.01 par value per share) for a total of $1 on November 22, 2016. JBG SMITH expects to conduct substantially all of its operations and make substantially all of its investments through JBG SMITH LP, its operating partnership. As of July 18, 2017, JBG SMITH, as the sole general partner of JBG SMITH LP, owned 86% of the OP Units of JBG SMITH LP and controlled the enity. Accordingly, under accounting principles generally accepted in the United States of America, or GAAP, JBG SMITH will consolidate the assets, liabilities and results of operations of JBG SMITH LP and its subsidiaries.

(B)                               Represents the unaudited historical combined balance sheet of the Vornado Included Assets as of June 30, 2017. For detailed information of the structure of the Vornado Included Assets, refer to the audited historical combined financial statements and accompanying notes appearing elsewhere in this registration statement. Because the Vornado Included Assets is deemed the accounting acquirer, all of its assets, liabilities and results of operations will be recorded at their historical carryover basis.

(C)                               Represents the acquisition of the JBG Included Assets which comprise (i) 100% of the ownership interests in certain assets and less than 100% of the ownership interests in certain real estate ventures owned by the JBG Parties and (ii) JBG Operating Partners, a real estate services company providing investment, development, asset and property management, leasing, construction management and other services primarily to the assets owned, directly or indirectly, by the contributing JBG Funds. Consideration to the JBG Parties with respect to the acquisitions referred to in clause (i) above was in the form of common shares and OP Units. Consideration was paid with respect to the acquisition of JBG Operating Partners described in clause (ii) above in the form of OP Units. JBG Operating Partners was owned by 20 unrelated individuals. Upon completion of the transaction, 19 of these individuals are now employees of JBG SMITH and three of these individuals are members of the board of trustees.

The acquisition of the JBG Included Assets and JBG Operating Partners is accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The fair value of the aggregate purchase consideration is allocated based on the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition.

A portion of the OP Unit consideration, paid to certain of the owners of JBG Operating Partners, with an estimated fair value of $110,591 is subject to post combination employment with vesting periods of between 31 and 60 months. In accordance with GAAP, consideration that is subject to future employment is not considered a component of the purchase price for the business combination and has been recognized as compensation expense which is included in general and administrative expenses in the pro forma combined statements of operations in accordance with ASC Topic 718 Share-based Payments.

The acquisition resulted in a bargain purchase gain because the estimated fair value of the identifiable net assets acquired exceeded the purchase consideration in an amount of $104,861. The purchase consideration was determined based upon the relative equity values of the Vornado Included Assets and the JBG Included Assets. The JBG

Parties, in the aggregate received a total number of JBG SMITH common shares and/or JBG SMITH LP OP Units equal to their equity values.   The ultimate value of the consideration was based on the total shares and OP Units multiplied by the stock price of $37.10 per share at the consummation of the transaction on July 18, 2017.

The following preliminary allocation of the purchase price is based on preliminary estimates and assumptions and is subject to change based on a final determination of the fair value of the purchase consideration and assets acquired and liabilities assumed:

	JBG Operating Partners	JBG Consolidated Assets and Unconsolidated Real Estate Ventures	Total JBG Included Assets
Fair value of purchase consideration
Common shares and common limited partnership units	$126,893	$1,097,993	$1,224,886
Cash	2,000	12,892	14,892
Total consideration paid	$128,893	$1,110,885	$1,239,778

Fair value of assets acquired and liabilities assumed
Land and improvements	$—	$353,257	$353,257
Building and improvements	—	630,808	630,808
Construction in progress	—	625,618	625,618
Leasehold improvements and equipment	11,220	—	11,220
Cash	1,028	113,265	114,293
Restricted cash	—	16,115	16,115
Investments in unconsolidated real estate ventures	24	229,900	229,924
Identified intangible assets	55,659	81,548	137,207
Identified intangible liabilities	—	(8,444)	(8,444)
Mortgages payable assumed	—	(768,357)	(768,357)
Other assets acquired (liabilities assumed), net	(6,538)	14,639	8,101
Noncontrolling interests in consolidated subsidiaries	—	(5,103)	(5,103)
Net assets acquired	61,393	1,283,246	1,344,639
Bargain purchase gain			(104,861)
Total consideration paid			$1,239,778

The fair value of the mortgages payable assumed was determined using current market interest rates for comparable debt financings. The carrying value of cash, restricted cash, working capital balances, leasehold improvements and equipment for JBG Operating Partners, and other assets acquired and liabilities assumed approximates fair value.

The allocation to tangible assets (land, building and improvements, construction in progress, and leasehold improvements and equipment) is based upon management’s determination of the value of the asset as if it were vacant. This “as-if vacant” value is estimated using an income, or discounted cash flow, approach that relies upon internally determined assumptions that we believe are consistent with current market conditions for similar assets. The most significant assumptions in determining the allocation of the purchase price to tangible assets are the exit capitalization rate, discount rate, estimated market rents and hypothetical expected lease-up periods.

The allocation to identified intangible assets is based on the following:

•                  The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be received pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be received using fair market rates over the remaining term of the lease. Amounts allocated to above market leases are recorded as identified intangible assets, and amounts allocated to below market leases are recorded as identified intangible liabilities. These intangibles are amortized to rental income over the remaining terms of the respective leases.

•                  Factors considered in determining the value allocable to in-place leases include estimates, during hypothetical lease-up periods, related to space that is actually leased at the time of acquisition. These estimates include (i) lost rent at market rates, (ii) fixed operating costs that will be recovered from tenants and (iii) theoretical leasing commissions required to execute similar leases. These intangible assets are recorded as identified intangible assets and are amortized over the remaining term of the existing lease.

•                  The allocation to intangible assets related to JBG Operating Partners (in-place property management, leasing, asset management, and development and construction management contracts) is based on the estimated fair value of the management contracts. Factors considered in determining the value allocable to these management contracts include revenue and expense projections over the estimated life of each contract, respectively. The projections were then present valued using a market discount rate to calculate fair value. These intangibles are amortized over the estimated life of the contract.

The allocations to the JBG Unconsolidated Real Estate Ventures and noncontrolling interests in the JBG Included Assets that are less than 100% owned are based on the estimated fair value of the identified assets acquired of those entities exceeding the fair value of the liabilities assumed.

The following tables present a summary of the JBG Included Assets acquired and JBG SMITH’s ownership percentage (wholly owned, less than 100% owned and consolidated, and less than 100% owned and unconsolidated).

JBG CONSOLIDATED ASSETS—WHOLLY OWNED	TYPE
RTC—West	Office—Operating
800 North Glebe Road	Office—Operating
7200 Wisconsin Avenue	Office—Operating
1233 20th Street	Office—Operating
Summit II	Office—Operating
Summit I	Office—Operating
1600 K Street	Office—Operating
Wiehle Avenue Office Building	Office—Operating
1831 Wiehle Avenue	Office—Operating
4749 Bethesda Avenue Retail	Office—Recently Delivered
4747 Bethesda Avenue	Office—Under Construction
CEB Tower at Central Place	Office—Under Construction
RTC—West Retail	Office—Under Construction
1900 N Street	Office—Under Construction
Fort Totten Square(1)	Multifamily—Operating
Falkland Chase—South & West	Multifamily—Operating
Falkland Chase—North	Multifamily—Operating
1221 Van Street	Multifamily—Under Construction
Atlantic Plumbing C—North	Multifamily—Under Construction
Atlantic Plumbing C—South	Multifamily—Under Construction
North End Retail	Other—Operating
Falkland Chase—North Land	Future Development
Wiehle Avenue Development Parcel	Future Development
1831 Wiehle Avenue Land	Future Development
RTC—West Land	Future Development
Summit I & II Land	Future Development
Hoffman Town Center	Future Development
DCDF—801 17th Street, NE	Future Development
Gallaudet	Future Development
Potomac Yard Land Bay G	Future Development

(1)         On July 18, 2017, we acquired our real estate venture partner’s interest in the asset and increased our ownership from 99.4% to 100.0%.

JBG CONSOLIDATED ASSETS—PARTIALLY OWNED	TYPE	PERCENT OWNERSHIP
Akridge
West Half II	Multifamily—Under Construction	94.2%
West Half III	Multifamily—Under Construction	94.2%

The following table reflects the ownership interests in the JBG Unconsolidated Real Estate Ventures.

JBG UNCONSOLIDATED REAL ESTATE VENTURES	TYPE	PERCENT OWNERSHIP
MFP-JBGU
L’Enfant Plaza Office—East	Office—Operating	49.0%
L’Enfant Plaza Office—North	Office—Operating	49.0%
Rosslyn Gateway—North	Office—Operating	18.0%
NoBe II Office	Office—Operating	18.0%
Rosslyn Gateway—South	Office—Operating	18.0%
11333 Woodglen Drive	Office—Operating	18.0%
Courthouse Metro Office	Office—Operating	18.0%
L’Enfant Plaza Retail	Office—Operating	49.0%
L’Enfant Plaza Office—Southeast	Office—Under Construction	49.0%
The Alaire	Multifamily—Operating	18.0%
The Terano	Multifamily—Operating	1.8%
Galvan	Multifamily—Operating	1.8%
Capitol Point—North Option	Future Development	59.0%
Capitol Point—North	Future Development	59.0%
L’Enfant Plaza Office—Center	Future Development	49.0%
Rosslyn Gateway—South Land	Future Development	18.0%
Rosslyn Gateway—North Land	Future Development	18.0%
5615 Fishers Drive	Future Development	18.0%
12511 Parklawn Drive	Future Development	18.0%
Twinbrook	Future Development	18.0%
Woodglen	Future Development	18.0%
CBREI Venture
Pickett Industrial Park	Office—Operating	10.0%
The Foundry	Office—Operating	9.9%
Fairway Apartments	Multifamily—Operating	10.0%
The Gale Eckington	Multifamily—Operating	5.0%
Atlantic Plumbing	Multifamily—Operating	64.0%
Stonebridge at Potomac Town Center—Phase I	Other—Operating	10.0%
Stonebridge at Potomac Town Center—Phase II	Other—Near-Term Development	10.0%
Stonebridge at Potomac Town Center—Phase III	Future Development	10.0%
Fairway Land	Future Development	10.0%
Brandywine
1250 1st Street	Future Development	30.0%
50 Patterson Street	Future Development	30.0%
51 N Street	Future Development	30.0%
MRP Realty
965 Florida Avenue	Multifamily—Near-Term Development	70.0%
Berkshire
7900 Wisconsin Avenue	Multifamily—Under Construction	50.0%

The following table reflects the fair value of the depreciable tangible and identified intangible assets and liabilities and their related useful lives for JBG Operating Partners and the JBG Consolidated Assets:

	JBG Operating Partners	JBG Consolidated Assets	Total Fair Value	Useful Life
Tangible Assets:
Building and improvements	$—	$566,720	$566,720	5 - 40 years
Tenant improvement	—	64,088	64,088	Shorter of useful life or life of the respective lease
Leasehold improvements	6,524	—	6,524	Shorter of useful life or life of the respective lease
Equipment	4,696	—	4,696	5 years
Identified Intangible Assets:
In-place leases	$199	$60,709	$60,908	Life of the respective lease
Above-market real estate leases	—	11,671	11,671	Life of the respective lease
Below-market ground leases	—	9,168	9,168	Remaining life of the respective lease
Non-compete agreement	160	—	160	Remaining life of contract
Management and leasing contracts	55,300	—	55,300	Estimated life of contracts, ranging between 3 - 8 years
Identified Intangible Liabilities:
Below-market real estate leases	$—	$8,444	$8,444	Life of the respective lease

In utilizing these useful lives for determining the pro forma adjustments, JBG SMITH considered the length of time the asset had been in existence, the maintenance history, as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life.

The table below presents the pro forma balance sheet of JBG Operating Partners, as of June 30, 2017, as adjusted to reflect certain pro forma adjustments. The historical information is derived from the consolidated balance sheet of JBG/Operating Partners, L.P. and its subsidiaries as of June 30, 2017.

	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
ASSETS
Real estate, at cost:
Leasehold improvements and equipment	$5,434	$5,786	(1)	$11,220
Total	5,434	5,786		11,220
Less accumulated depreciation and amortization	—	—		—
Real estate, net	5,434	5,786		11,220
Cash and cash equivalents	15,728	(16,700	)(2)	(972)
Tenant and other receivables, net	39,637	(33,111	)(3)	6,526
Investments in unconsolidated real estate ventures	24	—		24
Goodwill	8,967	(8,967	)(4)	—
Other assets, net	1,539	54,418	(5)	55,957
	$71,329	$1,426		$72,755
LIABILITIES AND EQUITY
Revolving credit facility	$14,700	$(14,700	)(2)	$—
Accounts payable and accrued expenses	27,314	(15,627	)(3)	11,687
Other liabilities, net	138,627	(136,952	)(6)	1,675
Total liabilities	180,641	(167,279)		13,362
Commitments and contingencies
Shareholders’ equity (deficit) - historical	(109,312)	109,312	(7)	—
JBG SMITH LP Equity	—	59,393	(7)	59,393
Total equity	$71,329	$1,426		$72,755

(1)         Adjustment to reflect leasehold improvements and equipment acquired by JBG SMITH reclassed from tenant and other receivables.

(2)         Adjustment to reflect cash used to repay JBG Operating Partners’ line of credit as described in footnote (5) and acquire leasehold improvements and equipment.

(3)         Reclassification of transaction costs recorded in accounts receivable and accounts payable to shareholders’ equity and elimination of intercompany receivables.

(4)         Adjustment to eliminate historical goodwill.

(5)         Adjustment to reflect (i) the fair value of intangible assets being acquired by JBG SMITH related to JBG Operating Partners’ third-party service contracts and (ii) elimination of net loan acquisition costs associated with the repayment of JBG Operating Partners’ line of credit.

(6)         Adjustment to reflect (i) ($133,925)—termination of JBG Operating Partners’ profit-sharing arrangement upon JBG SMITH acquisition, and (ii) ($3,027)—elimination of historical straight-line rent liability associated with JBG Operating Partners’ corporate office lease.

(7)         Elimination of historical partners’ deficit and adjustment for the purchase price associated with the JBG SMITH acquisition.

(D)                              Reflects the elimination of $2,291 in accrued receivables and accrued payables associated with intercompany transactions between JBG Operating Partners and the JBG Consolidated Assets that were acquired in connection with the transaction.

(E)                              Reflects adjustments to the matters below.

Cash and Cash Equivalents / Receivable from Vornado Realty Trust / Other Assets, net / Mortgages Payable, net / Unsecured Term Loan / Shareholders’ Equity

Reflects total cash adjustments of $129,967 representing the net impact of: (i) Vornado contribution of $137,591, (ii) borrowings of $50,000 from JBG SMITH’s unsecured term loan, (iii) payment of transaction costs of $79,819 which comprise nonrecurring transaction related severance, the preparation and negotiation of the MTA and related agreements, SEC filings, organizational documents and professional fees, (iv) $43,500 repayment of the 1700 & 1730 M Street mortgage loan, net of deferred financing costs, (v) payment of $11,043 of financing fees related to the execution of the $1.4 billion credit agreement and (vi) $76,738 related to Vornado’s pay off of its note payable to JBG SMITH.

Accounts Payable and Accrued Expenses / Shareholder’s Equity

Reflects the accrual of $5,608 of transaction cost.

Revolving Credit Facility / Payable to Vornado Realty Trust / Shareholders’ Equity

Reflects (i) the $174,153 contribution of Vornado’s note receivable to JBG SMITH at closing of the combination and (ii) the payoff of the remaining $115,751 Payable to Vornado utilizing borrowings under JBG SMITH’s revolving credit facility.

Shareholders’ Equity / Noncontrolling Interests in JBG SMITH LP

Reclassification of $454,082 from equity to reflect the approximate 12.2% noncontrolling interest of JBG SMITH LP.

2. Adjustments to Unaudited Pro Forma Combined Statements of Operations

The adjustments to the unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 are as follows (dollar amounts in thousands):

(AA)                     Represents the registrant, which became the ultimate parent entity upon the completion of the distribution of the Vornado Included Assets from Vornado and the acquisition of the JBG Included Assets.

(BB)                     Reflects the unaudited historical combined statements of operations of the Vornado Included Assets for the six months ended June 30, 2017 and the year ended December 31, 2016. Because the Vornado Included Assets is deemed the accounting acquirer, all of its assets, liabilities and results of operations are recorded at their historical cost basis.

(CC)                     The table below presents the pro forma statements of operations of JBG Operating Partners for the six months ended June 30, 2017 and the year ended December 31, 2016, as adjusted to determine the pro forma operating results. The historical information is derived from the consolidated statement of income of JBG/Operating Partners, L.P. and its subsidiaries which is presented elsewhere in the registration statement.

	For the Six Months Ended June 30, 2017
	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
Revenues
Third-party real estate services	$54,026	$(21,380	)(1)	$32,646
Other income	—	13,758	(2)	13,758
Total revenues	54,026	(7,622)		46,404
Expenses
Depreciation and amortization	881	3,948	(3)	4,829
Property operating	—	13,758	(2)	13,758
General and administrative	38,837	(5,871	)(4)	32,966
Total expenses	39,718	11,835		51,553
Operating income (loss)	14,308	(19,457)		(5,149)
Income (loss) from unconsolidated real estate ventures	91	(91	)(5)	—
Interest expense	(171)	171	(6)	—
Income tax expense	(160)	(2,372	)(7)	(2,532)
Net Income (Loss)	$14,068	$(21,749)		$(7,681)

	For the Year Ended December 31, 2016
	Historical JBG Operating Partners	Adjustments		Acquisition of JBG Operating Partners
Revenues
Third-party real estate services	$97,646	$(27,606	)(1)	$70,040
Other income	—	28,988	(2)	28,988
Total revenues	97,646	1,382		99,028
Expenses
Depreciation and amortization	1,827	7,830	(3)	9,657
Property operating	—	28,988	(2)	28,988
General and administrative	98,703	(28,026	)(4)	70,677
Total expenses	100,530	8,792		109,322
Operating income (loss)	(2,884)	(7,410)		(10,294)
Income (loss) from unconsolidated real estate ventures	539	(539	)(5)	—
Gain on acquisition of affiliate, net	3,412	(3,412	)(8)	—
Interest and other income, net	(9)	—		(9)
Interest expense	(303)	303	(6)	—
Income tax expense	(386)	(4,949	)(7)	(5,335)
Net Income (Loss)	$369	$(16,007)		$(15,638)

(1)         Elimination of third-party real estate services revenue associated with services provided to JBG Consolidated Assets.

(2)         Adjustment to reflect the payment for and reimbursement of property operating expenses.

(3)         Adjustment to depreciation and amortization expense based on the estimated fair value of JBG Operating Partners’ real estate and intangible assets.

(4)         Termination of JBG Operating Partners’ profit sharing arrangement upon JBG SMITH acquisition and elimination of other miscellaneous expense not applicable to continuing operations of JBG SMITH.

(5)         Elimination of income attributable to an investment excluded from JBG SMITH acquisition.

(6)         Adjustment to eliminate interest expense for repayment of JBG Operating Partners’ line of credit.

(7)         Adjustment to record the income tax provision on pro forma fee income from JBG Operating Partners’ taxable REIT subsidiaries using an estimated 40% effective income tax rate.

(8)         Elimination of the gain on the acquisition of the remaining 66.7% controlling interest in JBG/Rosenfeld Retail Properties, LLC. The gain is based on the remeasurement of the previously held unconsolidated 33.3% equity interest at fair value. The acquisition of the equity interest was made to facilitate the consummation of the transaction with Vornado and was eliminated because it does not have a continuing impact on the operations of the combined entity.

(DD)                     The table below presents the historical combined statements of revenues and expenses from real estate operations of the operating JBG Consolidated Assets for the six months ended June 30, 2017 and the year ended December 31, 2016, as adjusted to reflect certain pro forma adjustments:

	For the Six Months Ended June 30, 2017
	JBG Consolidated Operating Assets(1)	(2)	(3)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$35,959	$1,104	$305	$37,368
Tenant expense reimbursement	3,620	—	(7)	3,613
Other revenue	454	—	2	456
Total revenue	$40,033	$1,104	$300	$41,437
Expenses:
Property operating	$10,279	$—	$389	$10,668	(4)
Real estate taxes	5,067	—	543	5,610
Management fees	1,273	—	14	1,287
Total expenses	$16,619	$—	$946	$17,565

	For the Year Ended December 31, 2016
	JBG Consolidated Operating Assets(1)	(2)	(3)	Acquisition of JBG Consolidated Assets
Revenue:
Property rentals	$70,242	$2,041	$3,538	$75,821
Tenant expense reimbursement	6,072	—	74	6,146
Other revenue	961	—	4	965
Total revenue	$77,275	$2,041	$3,616	$82,932
Expenses:
Property operating	$20,942	$—	$1,341	$22,283	(4)
Real estate taxes	9,511	—	1,062	10,573
Management fees	2,283	—	110	2,393
Total expenses	$32,736	$—	$2,513	$35,249

(1)         This information is derived from Note 3 to the combined statements of revenues and expenses from real estate operations of the JBG Real Estate Operating Assets for the six months ended June 30, 2017 and the year ended December 31, 2016, which were prepared for the purposes of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act.

(2)         Reflects the net impact of straight-line rents and the amortization of above/below market lease intangibles based on the preliminary purchase price allocation described in Note C.

(3)         Reflects operating revenue and expenses related to incidental operations for four and three under construction and near-term development assets for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, acquired by JBG SMITH but not included in the combined statements of revenue and expenses from real estate operations because they are not eligible to be the subject of S-X 3-14 financial statements as they are not operating assets. Such assets have generated immaterial incidental operating revenue and expenses.

(4)         Excludes $603 and $1,207 of ground rent expense, respectively, for the six months ended June 30, 2017 and year ended December 31, 2016.

Pro forma depreciation and amortization expense for the six months ended June 30, 2017 and the year ended December 31, 2016 has been calculated and presented based on the estimated fair values of the real estate and identified intangible assets described in Note C. Estimated useful lives are noted in Note C.

Above- and below-market leases are amortized as an increase or decrease to rental income, respectively, over the lives of the respective leases. Amortization of acquired in-place leases, excluding ground leases, is included as a component of depreciation and amortization. Ground lease amortization is presented as ground rent expense.

Interest expense on assumed debt associated with the JBG Consolidated Assets is calculated using the contractual interest rate for each assumed loan and adjusted for the amortization of the net premium resulting from the recognition of the assumed debt at fair value based on market loan interest rates. The contractual interest rates range from 2.82% to 8.76%. If interest rates increase or decrease 0.125%, the impact to interest expense would be $286 and $577 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

(EE)                     Reflects JBG SMITH’s share of the income (loss) from its interests in the JBG Unconsolidated Real Estate Ventures accounted for under the equity method, including adjustment for the basis difference between the fair value of the interest in the JBG Unconsolidated Real Estate Ventures and the proportionate interest in the depreciable assets held by each venture. This basis difference is amortized over the estimated life of the underlying assets and recognized as a component of equity in earnings from unconsolidated real estate ventures.

(FF)                       Third-party Real Estate Services Revenues / Property Operating

The table below presents the detail of third-party real estate services revenues and reflects adjustments to eliminate intercompany property management fees and intercompany fees for legal, marketing and other services, respectively, provided by JBG Operating Partners to the operating JBG Consolidated Assets that were acquired in connection with the transaction.

	For the Six Months Ended June 30, 2017(1)
	Vornado Included Assets	JBG Operating Partners	Elimination / Pro Forma Adjustments	Pro Forma JBG SMITH
Asset management fees	$—	$10,595	$—	$10,595
Property management fees	4,220	10,996	(1,200)	14,016
Leasing fees	603	3,323	—	3,926
Development fees	186	5,181	—	5,367
Construction management fees	464	1,951	—	2,415
Other service revenues	135	600	(47)	688
Total third-party real estate services	$5,608	$32,646	$(1,247)	$37,007

	For the Year Ended December 31, 2016(1)
	Vornado Included Assets	JBG Operating Partners	Elimination / Pro Forma Adjustments	Pro Forma JBG SMITH
Asset management fees	$—	$23,176	$—	$23,176
Property management fees	10,643	21,873	(4,470)	28,046
Leasing fees	4,635	4,702	—	9,337
Development fees	396	11,844	—	12,240
Construction management fees	1,181	4,944	—	6,125
Other service revenues	223	3,501	(367)	3,357
Total third-party real estate services	$17,078	$70,040	$(4,837)	$82,281

(1)  Excludes $4,315 and $8,380 of engineering services revenue for the six months ended June 30, 2017 and year ended December 31, 2016, respectively.

(GG)                   Other Pro Forma Adjustments

Third-party Real Estate Services

Reflects adjustments to remove management fees of $2,038 for the year ended December 31, 2016, in relation to Vornado’s management of properties outside of Vornado Included Assets.

General and Administrative

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro forma adjustments(1):
Non-cash compensation expense(2)	$20,706	$41,413
Capitalized wages(3)	(2,555)	(5,479)
Total pro forma adjustments	$18,151	$35,934
General and administrative expense before pro forma adjustments	$58,364	$121,093
Adjustments as above	18,151	35,934
Total pro forma general and administrative expense	76,515	157,027
Estimated allocation to third-party real estate services(4)	32,136	65,951
General and administrative expense—corporate	$44,379	$91,076

(1)         Pro forma general and administrative expenses are not necessarily indicative of what our actual general and administrative expenses will be as a standalone public company. Pro forma amounts include an allocation of Vornado’s corporate general and administrative expenses of $12,171 and $20,690 for the six  months ended June 30, 2017 and the year ended December 31, 2016, respectively, which may not necessarily equal the additional general and administrative expenses of JBG SMITH as a result of being a standalone public company. In addition, annual general and administrative expenses will be elevated during the first five years as a separate public company as our expenses will include non-cash compensation expense resulting from (i) the acquisition of JBG Operating Partners (representing the amortization of one-half of the fair value of OP Units to be issued to the partners of JBG Operating Partners at the closing of the transaction which are subject to vesting over five years) and (ii) the amortization of the fair value of Formation Awards (which are reflected here and presented in greater detail in (2) below) and (iii) ramp up of non-cash compensation expense associated with the JBG SMITH equity compensation plan, including the 2017 Equity Grants and other grants made in connection with the 2017 Plan, as described below under “Compensation Discussion and Analysis—Initial Equity Grants”. Separate from the above, we currently estimate that synergies will result in annual general

and administrative expense savings of approximately $35 million within 18 months from the completion of the transaction    by means of   reduced corporate general and administrative expenses of our third-party real estate services business. There can be no assurance that the cost savings from synergies will be achieved in full or at all.

(2)         Reflects non-cash compensation expense adjustments related to (i) estimated amortization of the fair value of the portion of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company, which vest, subject to continued employment, over five years, (ii) estimated amortization of the fair value of the Formation Awards which vest, subject to continued employment, over five years and (iii) estimated amortization of the fair value of the 2017 Plan awards which vest, subject to continued employment, over four years.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Estimated amortization of the fair value of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are subject to continued employment with JBG SMITH of at least three years (fair value of $100,170)(a)	$13,886	$27,772
Estimated amortization of the fair value of Formation Awards (fair value of $21,778)(b)	2,603	5,206
Estimated amortization of 2017 Plan awards (fair value of $20,926)(c)	4,217	8,435
Total non-cash compensation expense	$20,706	$41,413

(a)         Excludes the amortization of the fair value of OP Units transferred to the partners of JBG Operating Partners in connection with their contribution of the JBG management company that are only subject to continued employment of 12 months. The fair value of these OP Units is $10,422 and the amortization of the fair value of these OP Units is recognized as an adjustment to Shareholder’s equity.

(b)         Excludes the amortization of the fair value of Formation Awards granted to individuals who are over the minimum retirement age, as these awards fully vest immediately upon retirement. The fair value of these Formation Awards is $2,875 and amortization of the fair value of these Formation Awards is recognized as an adjustment to Shareholders’ equity.

(c)          Excludes the amortization of the fair value of 2017 Plan awards that vested immediately upon issuance. The fair value of these 2017 Plan awards is $2,488 and amortization of the fair value of these 2017 Plan awards is recognized as an adjustment to Shareholders’ equity.

(3)         JBG Operating Partners has provided development, construction and other services to the JBG Consolidated Assets. JBG Operating Partners recorded revenue for these services and incurred payroll and related costs reported as general and administrative expense. On a pro forma basis, these costs would be capitalized at the property level, and no revenue or general and administrative cost would be recorded. Accordingly, $2,555 and $5,479 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, are reflected as capitalized wages.

(4)         Our third-party real estate services business provides a wide range of real estate services to the JBG Funds, other JBG-affiliated entities, joint ventures and third parties with which we have longstanding relationships, and earns fees for providing such services. A significant portion of our employees’ time and corresponding overhead cost is attributable to our third-party real estate services business.  General and administrative expenses are allocated in proportion to our employee’s time during the applicable period spent managing assets that will be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our corporate function) versus assets that will not be consolidated in our financial statements (the proportional amount of general and administrative expense that will be allocated to our third-party real estate services business). For the six months ended June 30, 2017 and the year ended December 31, 2016, approximately $32,136  and $65,951, respectively, of general and administrative expenses is allocated to our third-party real estate services business.

Transaction Costs

Transaction costs incurred of $11,078 and $6,476 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, have been removed as a pro forma adjustment.

We entered into a consulting agreement with Mr. Schear, a member of our Board of Trustees and formerly the president of Vornado’s Washington, DC segment. The consulting agreement, which expires on December 31, 2017, is subject to renewal through the second anniversary of the closing of the combination unless earlier terminated and provides for the payment of consulting fees at the rate of $166,667 per month for the 24 months following the closing, including upon termination of the consulting agreement in certain circumstances by us, or after December 31, 2017 by him. In March 2017, Vornado amended Mr. Schear’s employment agreement with Vornado to provide for the payments that Mr. Schear will receive in connection with certain post-employment services related to the separation which services are intended to facilitate the integration of the operations of Vornado’s Washington, DC segment with those of the management business and certain assets of JBG. Accordingly, we have recorded $5,607 as a transaction cost which represents amounts due under both the consulting agreement and Mr. Schear’s amended employment agreement.

Interest and Other Income, net

Reflects the elimination of interest income of $1,675 and $3,290 for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, related to the pay down of Vornado’s $76,738 payable to JBG SMITH.

Interest Expense

Represents the incremental interest expense associated with (i) the $174,153 contribution of Vornado’s note receivable to JBG SMITH ultizing proceeds from new mortgage borrowings of $220,000, (ii) the payoff of the $115,751 Payable to Vornado utilizing borrowings under our revolving credit facility (iii) the $50,000 draw from our unsecured term loan facility, (iv) the $43,609 repayment of the 1700 and 1730 M Street mortgage loan and (v) amortization of debt issuance costs related to the $1.4 billion credit facility.

Net Income (Loss) Attributable to Noncontrolling Interests

Reflects the allocation of net loss of $1,228 and $3,280, respectively, to the 12.2% noncontrolling interest in JBG SMITH LP for the six months ended June 30, 2017 and year ended December 31, 2016.